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                                                                     EXHIBIT 4.3

                   Agreement to Furnish Copies of Instruments
                         With Respect to Long Term Debt

         The Company has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.

                                         OAKWOOD HOMES CORPORATION



                                         By:   /s/ Suzanne H. Wood
                                            -----------------------------------
                                              Suzanne H. Wood
                                              Executive Vice President and
                                              Chief Financial Officer